Exhibit 99.1

Newfield Exploration Announces Receipt of Requisite Consents, Initial Settlement of Tender Offer and Issuance of Notice of Redemption

THE WOODLANDS, TEXAS, July 3, 2012 — Newfield Exploration Company (NYSE:NFX) (the “Company”) today announced the early tender results for its previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) for any and all of its 6 5/8% Senior Subordinated Notes due 2016 (the “Notes”). As of 5:00 p.m., New York City time, on July 2, 2012 (the “Consent Date”), holders of $412,851,000 in aggregate principal amount of the Notes, representing approximately 75.06% of the outstanding aggregate principal amount of the Notes, had validly tendered Notes and delivered consents in connection with the Offer. Because the Consent Date has passed, tenders may no longer be withdrawn and consents may no longer be revoked. The Company has accepted for purchase all Notes tendered at or prior to the Consent Date, with payment for accepted Notes occurring today.

Accordingly, the Company has received the requisite consents to amend the indenture governing the Notes. The Company and U.S. Bank National Association, the trustee under the indenture governing the Notes, have entered into a supplemental indenture (the “Supplemental Indenture”) containing the proposed amendments to the indenture governing the Notes, which amendments have become effective and will become operative upon purchase and settlement of the Notes which were tendered at or prior to the Consent Date. The Supplemental Indenture eliminates most of the covenants and certain default provisions applicable to the Notes and shortens the minimum notice period for redemption of the Notes.

The Offer is subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 19, 2012 (the “Statement”). The Offer will expire at 12:00 midnight, New York City time, on the evening of July 17, 2012, unless extended (such date and time, as may be extended, the “Expiration Date”). Holders who validly tender their Notes after the Consent Date and at or prior to the Expiration Date will be entitled to receive tender offer consideration equal to $1,000.83 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Date will not receive a consent payment.

Additionally, on July 3, 2012, the Company notified U.S. Bank National Association, the trustee for the Notes, of its election to redeem all Notes not validly tendered at or prior to the Expiration Date. Holders of the Notes called for redemption will receive a cash payment of $1,022.08 for each $1,000 principal amount of Notes called for redemption plus accrued and unpaid interest up to, but not including, the redemption date, which will be July 18, 2012.

Wells Fargo Securities, LLC is acting as the sole Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for copies of the Statement or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (collect, for banks and brokers) or (800) 488-8075 (toll free, for all others).

This announcement does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Statement and related transmittal documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. The Company’s principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, the Company focuses on offshore oil developments in Malaysia and China.

** The statements set forth in this announcement contain certain “forward-looking statements,” including regarding settlement of the Offer, the operation of the amendments to the Supplemental Indenture and the redemption of the Notes. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors. Factors that could impact forward-looking statements are described in “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K, Current Report on Form 8-K filed on June 19, 2012 and other public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this announcement could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:

Investor Relations:	Steve Campbell (281) 210-5200
Email:	info@newfield.com